As filed with the Securities and Exchange Commission on August 12, 2005

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM S-8 REGISTRATION STATEMENT Under THE SECURITIES ACT OF 1933
CLECO CORPORATION (Exact name of registrant as specified in its charter)
Louisiana (State or other jurisdiction of incorporation or organization) 2030 Donahue Ferry Road Pineville, Louisiana (Address of principal executive offices)	72-1445282 (I.R.S. Employer Identification No.) 71360-5226 (Zip Code)
CLECO POWER LLC 401(k) SAVINGS AND INVESTMENT PLAN (Full title of the plan)

R. O'Neal Chadwick, Jr.
Senior Vice President and General Counsel
2030 Donahue Ferry Road
Pineville, Louisiana 71360-5226
(Name and address of agent for service)

Telephone number, including area code, of agent for service:  (318) 484-7400 copy to:
Timothy S. Taylor
Baker Botts L.L.P.
One Shell Plaza
910 Louisiana Street
Houston, Texas 77002
(713) 229-1234

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock (par value $1.00 per share) (3)	1,500,000	$21.84	$32,760,000	$3,856

(1)        In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)        Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee and based upon the average of the high and low sales price per share of Common Stock ("Common Stock") of Cleco Corporation reported on the New York Stock Exchange on August 9, 2005.

(3)        Each share of Common Stock includes an associated preferred stock purchase right.  No separate consideration is payable for the preferred stock purchase rights.  The registration fee for these securities is included in the fee for the Common Stock.

PART I

The information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II

Item 3.  Incorporation of Documents by Reference.

The following documents have been filed by Cleco Corporation (the "Company") (File No. 1-15759) with the Securities and Exchange Commission (the "SEC") and are hereby incorporated by reference into this Registration Statement:

          The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on March 14, 2005, as amended by Amendment No. 1 thereto on Form 10-K/A, filed with the SEC on March 30, 2005,

          The Annual Report of the Cleco Power LLC 401(k) Savings and Investment Plan (the "Plan") on Form 11-K for the fiscal year ended December 31, 2004, filed with the SEC on June 17, 2005,

          The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, filed with the SEC on August 2, 2005,

          The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed with the SEC on May 3, 2005,

          The Company's Proxy Statement and Notice of Annual Meeting of Shareholders on Schedule 14A filed with the SEC on March 29, 2005,

          The Company's Current Report on Form 8-K dated August 9, 2005, filed with the SEC on August 11, 2005,

          The Company's Current Report on Form 8-K dated July 22, 2005, filed with the SEC on July 28, 2005,

          The Company's Current Report on Form 8-K dated June 30, 2005 (other than Exhibit 99.1), filed with the SEC on July 7, 2005,

          The Company's Current Report on Form 8-K dated June 28, 2005, filed with the SEC on June 28, 2005,

          The Company's Current Report on Form 8-K dated May 27, 2005, filed with the SEC on June 1, 2005,

          The Company's Current Report on Form 8-K dated May 5, 2005 (other than Exhibit 99.1), filed with the SEC on May 6, 2005,

          The Company's Current Report on Form 8-K dated April 25, 2005, filed with the SEC on April 29, 2005,

          The Company's Current Report on Form 8-K dated April 12, 2005, filed with the SEC on April 13, 2005,

          The Company's Current Report on Form 8-K dated March 22, 2005 (other than the information under Item 7.01 and the related exhibit), filed with the SEC on March 23, 2005,

          The Company's Current Report on Form 8-K dated March 18, 2005, filed with the SEC on March 30, 2005,

          The Company's Current Report on Form 8-K dated January 28, 2005, filed with the SEC on February 22, 2005,

          The description of the Company's common stock contained in the Company's registration statement on Form 8-A, filed with the SEC on March 22, 2000, as may be amended from time to time to update that description, and

          The description of the rights associated with the Company's common stock contained in the Company's registration statement on Form 8-A, filed with the SEC on August 8, 2000, as may be amended from time to time to update the description.

In addition, all documents subsequently filed with the SEC by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 83 of the Business Corporation Law of the State of Louisiana (the "LBCL") provides that a corporation may indemnify any person against whom an action, suit or proceeding is brought or threatened, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another business, corporation, partnership or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of actions by or in the right of the corporation, the indemnity is limited to expenses, including attorneys' fees and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the action to conclusion, actually and reasonably incurred in connection with a defense or settlement; provided that no indemnity may be made in respect of any matter in which the person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for willful or intentional misconduct in performance of his duty to the corporation unless and only to the extent that the court determines upon application that such person is fairly and reasonably entitled to such indemnity. To the extent a person has been successful on the merits or otherwise in defense of any action, the statute provides that he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith. Section 83 also provides for, among other things, procedures for indemnification; advancement of expenses; non-exclusivity of the provisions of Section 83 with respect to indemnification and advancement of expenses; and insurance, including self-insurance, with respect to liabilities incurred by directors, officers and others.

Article IV of the Bylaws of the Company provides that the Company shall indemnify any person who was or is, or is threatened to be made, a party to or otherwise involved in any pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative or investigative (any such threatened, pending or completed proceeding being hereinafter called a "Proceeding") by reason of the fact that he is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another business, foreign or nonprofit corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (whether the basis of his involvement in such Proceeding is alleged action in an official capacity or in any other capacity while serving as such), to the fullest extent permitted by applicable law, from and against expenses, including attorney's fees, judgments, fines, amounts paid or to be paid in settlement, liability and loss, ERISA excise taxes, actually and reasonably incurred by him or on his behalf or suffered in connection with such Proceeding or any claim, issue or matter therein; provided, however, that, subject to certain exceptions set forth therein, the Company shall indemnify any such person claiming indemnity in connection with a Proceeding initiated by such person only if such Proceeding was authorized by the board of directors.

The Bylaws further provide that (i) the Company shall from time to time pay, in advance of final disposition, all Expenses (as therein defined) incurred by or on behalf of any person claiming indemnity thereunder in respect of any Proceeding, (ii) the right to indemnification provided therein is a contract right and no amendment, alteration or repeal of the Bylaws shall restrict the indemnification rights granted by the Bylaws as to any person claiming indemnification with respect to acts, events and circumstances that occurred, in whole or in part, before such amendment, alteration or repeal, (iii) any such indemnification shall continue as to any person who has ceased to be a director, officer, employee or agent and may inure to the benefit of the heirs, executors and legal representative of such person and (iv) the right of indemnification and to receive advancement of expenses contemplated by Section 1 of Article IV of the Bylaws shall not be deemed exclusive of any other rights to which any person may at any time be otherwise entitled, provided that such other indemnification may not apply to a person's willful or intentional misconduct. The Bylaws also set forth certain procedural and evidentiary standards applicable to the enforcement of a claim thereunder.

The Bylaws also provide that the Company (i) may procure or maintain insurance or other similar arrangement, at its expense, to protect itself and any director, officer, employee or agent of the Company or other corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against or incurred by such person, whether or not the Company would have the power to indemnify such person against such expense or liability and (ii) shall indemnify officers and directors of the Company to the extent they are not covered by the insurance, whether or not such persons would otherwise be entitled to indemnification under the Bylaws, as provided in policies covering liabilities up to $100 million incurred by directors and officers in their capacities as such, and has fiduciary and employee benefit liability insurance policies covering liabilities up to $60 million incurred by directors, officers and certain other employees of the Company in connection with the administration of the Company's employee benefit plans.

Section 24(C)(4) of the LBCL provides that a corporation may eliminate or limit the liability of a director or officer to the corporation or its shareholders for monetary damages for breach of fiduciary duty, except for liability (i) for any breach of the director's or officer's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 92(D) of the LBCL relating to unlawful dividends and other unlawful distributions, payments or returns of assets and (iv) for any transaction from which the director or officer derived an improper personal benefit. The Company's Articles of Incorporation include a provision consistent with Section 24(C)(4) of the LBCL. Such provision further provides that (a) if the LBCL is subsequently amended to authorize action further eliminating or limiting a director's or officer's liability, such liability will be eliminated or limited to the fullest extent permitted by such law, as so amended, and (b) if such provision limiting or eliminating liability is repealed or modified, the right or protection of a director or officer of the Company existing at the time of such repeal or modification will not be affected thereby.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

See Index to Exhibits beginning on page 8.

The Registrant hereby undertakes to submit the Plan and any amendment thereto to the Internal Revenue Service in a timely manner and will make all changes required by the Internal Revenue Service in order to qualify the Plan under Section 401 of the Internal Revenue Code.

Item 9.  Undertakings.

A. The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs A(1)(i) and A(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pineville, the State of Louisiana, on August 12, 2005.

CLECO CORPORATION
(Registrant)
By: /s/ Kathleen F. Nolen
Kathleen F. Nolen
Senior Vice President and Chief Financial Officer

The Plan.  Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pineville, the State of Louisiana, on August 12, 2005.

CLECO POWER LLC 401(k) SAVINGS AND INVESTMENT PLAN (Plan)

By: /s/ Kathleen F. Nolen
Kathleen F. Nolen, Chairman of the Retirement Committee
of Cleco Corporation, Plan Administrator

POWER OF ATTORNEY

Each person whose signature appears below appoints R. O'Neal Chadwick, Jr., Keith D. Crump and Judy P. Miller, and each of them, each of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 12th day of August, 2005.

Signature	Title
/s/ Michael H. Madison Michael H. Madison	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ Kathleen F. Nolen Kathleen F. Nolen	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ R. Russell Davis R. Russell Davis	Vice President and Chief Accounting Officer (Principal Accounting Officer)
/s/ Sherian G. Cadoria Sherian G. Cadoria	Director
/s/ Richard B. Crowell Richard B. Crowell	Director
/s/ J. Patrick Garrett J. Patrick Garrett	Director
/s/ F. Ben James, Jr. F. Ben James, Jr.	Director
/s/ Elton R. King Elton R. King	Director
/s/ William L. Marks William L. Marks	Director
/s/ Ray B. Nesbitt Ray B. Nesbitt	Director
/s/ Robert T. Ratcliff, Sr. Robert T. Ratcliff, Sr.	Director
/s/ William H. Walker, Jr. William H. Walker, Jr.	Director
/s/ W. Larry Westbrook W. Larry Westbrook	Director

INDEX TO EXHIBITS

Exhibit No.                             Description

4.1*         --             Amended and Restated Articles of Incorporation of the Company (restated effective July 1, 1999) (filed as Exhibit A to Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 filed on June 30, 1999, SEC File No. 333-71643-01).

4.2*         --             Articles of Amendment to the Amended and Restated Articles of Incorporation of the Company setting forth the terms of a series of $25 Preferred Stock (filed as Exhibit 1 to the Company's Current Report on Form 8-K filed on July 28, 2000, SEC File No. 1-15759).

4.3*         --             Articles of Amendment to the Amended and Restated Articles of Incorporation of the Company to increase the amount of authorized Common Stock and to effect a two-for-one split of the Common Stock (filed as Exhibit B to the Proxy Statement filed on March 14, 2001, SEC File No. 1-15759).

4.4*         --             Bylaws of the Company (revised effective October 24, 2003) (filed as Exhibit 3(a) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003, SEC File No. 1-15759).

4.5*         --             Rights Agreement between the Company and EquiServe Trust Company, as Rights Agent (filed as Exhibit 1 to the Company's Current Report on Form 8-K filed on July 28, 2000, SEC File No. 1-15759).

5              --             Opinion of R. O'Neal Chadwick, Jr., Senior Vice President and General Counsel of the Company.

10.1*       --             Term Loan Agreement dated as of April 2, 1991, among the 401(k) Savings and Investment Plan ESOP Trust, the Company, as Guarantor, the Banks listed therein and The Bank of New York, as Agent (filed as Exhibit 4(b) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1991, SEC File No. 1-5663).

10.2*       --             Assignment and Assumption Agreement, effective as of May 6, 1991, between the Bank of New York and the Canadian Imperial Bank of Commerce, relating to Exhibit 10.6 (filed as Exhibit 4(c) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1991, SEC File No. 1-5663).

10.3*       --             Assignment and Assumption Agreement dated as of July 3, 1991, between The Bank of New York and Rapides Bank and Trust Company in Alexandria, relating to Exhibit 10.6 (filed as Exhibit 10(y)(3) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1991, SEC File No. 1-5663).

10.4*       --             Assignment and Assumption Agreement dated as of July 6, 1992, between The Bank of New York, CIBC, Inc., and Rapides Bank and Trust Company in Alexandria, as Assignors, the 401(k) Savings and Investment Plan ESOP Trust, as Borrower, and the Company, as Guarantor, relating to Exhibit 10.1 (filed as Exhibit 10(bb)(4) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1992, SEC File No. 1-5663).

10.5*       --             401(k) Savings and Investment Plan ESOP Trust Agreement dated as of August 1, 1997, between UMB Bank, N.A. and the Company (filed as Exhibit 10(m) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, SEC File No. 1-5663).

10.6*       --             First Amendment to 401(k) Savings and Investment Plan ESOP Trust Agreement dated as of October 1, 1997, between UMB Bank, N.A. and the Company (filed as Exhibit 10(m)(1) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, SEC File No. 1-5663).

10.7*       --             401(k) Savings and Investment Plan, Stock Trust Agreement, Amendment Number 2, Effective January 1, 2004 (filed as Exhibit 10(b) to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, SEC File No. 1-5663).

10.8         --             Cleco Power LLC 401(k) Savings and Investment Plan as amended and restated generally effective October 1, 2005.

23.1         --             Consent of PricewaterhouseCoopers LLP.

23.2         --             Consent of PricewaterhouseCoopers LLP.

23.3         --             Consent of PricewaterhouseCoopers LLP.

23.4         --             Consent of PricewaterhouseCoopers LLP.

23.5         --             Consent of R. O'Neal Chadwick, Jr., Senior Vice President and General Counsel of the Company (included in Exhibit 5).

24            --             Power of Attorney (included on the signature page of this registration statement).

_______________

*              Incorporated herein by reference as indicated.